To the Board of Directors

Tofla Megaline

We hereby consent to the use in the foregoing Registration Statement on Form S-1 our report dated October 22, 2021, and to the reference to our firm under the heading “experts” in the registration statement.

/s/ Mac Accounting Group, LLP

Midvale, Utah

October 22, 2021